UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 23, 2021

Axos Financial, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37709	33-0867444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
 9205 West Russell Road, Ste 400, Las Vegas, NV             89148
(Address of principal executive offices)                        (zip code)
Registrant’s telephone number, including area code: (858) 649-2218

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.01 par value	AX	New York Stock Exchange

Not Applicable

(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐                                    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2021, Axos Financial, Inc. (the “Company”) appointed Derrick K. Walsh as the Executive Vice President and Chief Financial Officer of the Company and its wholly-owned subsidiary, Axos Bank (the “Bank” together with the Company, “Axos”). On the same date, Andrew J. Micheletti, who was previously Executive Vice President and Chief Financial Officer of Axos, was appointed Executive Vice President, Finance of Axos and in connection with such appointment, resigned his role as the Company’s principal financial officer. Mr. Walsh, currently Axos’ Chief Accounting Officer, will continue as the Company’s principal accounting officer and will also be the Company’s principal financial officer.

Mr. Walsh joined Axos in 2013 and served as Senior Vice President and Chief Accounting Officer of Axos since 2015. Before joining Axos, Mr. Walsh led the SEC & Regulatory Reporting department at LPL Financial (“LPL”) from 2011 to 2013 where he gained his Series 7, 27 and 66 licenses and was responsible for SEC and regulatory reporting as well as various aspects of management reporting and investor relations. Mr. Walsh began his career in public accounting auditing financial institutions, where he earned his CPA license.

There are no family relationships between Mr. Walsh and any director or executive officer of the Company. Mr. Walsh engages in banking transactions with the Bank in the ordinary course of business, which are on substantially the same terms as those prevailing at the time for comparable transactions with persons that have no affiliation with Axos and do not involve more than the normal risk of collectability or present other unusual features. Mr. Walsh also participates in the Bank’s employee loan program available to all directors, officers and employees on a non-discriminatory basis under which each eligible borrower may obtain a home loan for a term of 9 years to 30 years at interest rates that are below market rates on loans made to persons unaffiliated with Axos. Mr. Walsh's loan under this program has a balance of $968,610 as of September 28, 2021 and carries an interest rate consistent with the mid-term Applicable Federal Rate (AFR) at the time of origination (August 2020); the largest principal amount outstanding on such loan since July 1, 2020 was $1,000,000; Mr. Walsh paid $26,573 of principal and $3,043 of interest on such loan from July 1, 2020 through June 30, 2021.

Under the terms of Mr. Walsh’s employment letter dated June 24, 2013 as subsequently amended, Mr. Walsh receives the following compensation:
•Base salary: $300,000 per year, reviewed annually.
•Annual bonus target of 250% of annual salary payable in any combination of cash or restricted stock units of common stock of the Company (“RSUs”) with performance evaluated and the bonus paid semi-annually. The RSUs granted for the bonus will vest over future employment service, generally within three years, and the mix of cash and RSUs may change at the discretion of the Compensation Committee of the Board of Directors.
•A grant of 10,000 RSUs upon elevation to the Chief Financial Officer position.

The Company and Mr. Walsh also entered into a Change of Control Severance Agreement dated September 23, 2021, that provided certain severance payment terms through December 31, 2024, with automatic one-year renewals thereafter.

Mr. Micheletti’s original employment agreement with the Bank effective July 1, 2003 and as amended April 22, 2010 was further amended and restated on September 23, 2021 (the “Amended and Restated Agreement”). The Amended and Restated Employment Agreement provides the following:
•Term: 3 years.
•Base salary: $350,000 per year.
•Annual bonus target of 100% of annual salary payable in cash with performance evaluated and bonus paid semi-annually.
•Certain severance payment terms.

Item 7.01     Regulation FD Disclosure.

On September 27, 2021, the Company issued a press release announcing the appointment of Mr. Walsh and change in role of Mr. Micheletti. A copy of the press release is furnished in Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axos Financial, Inc.

Date:	September 29, 2021	By:	/s/ Derrick K. Walsh
Derrick K. Walsh
EVP and Chief Financial Officer